Exhibit T3A-5

Allens Arthur Robinson Attn: Registration Department

Level 17 The Chifley Tower

2-6 Chifley Square

Sydney NSW 2000

Certificate of the Registration
of a Company

Corporations Act 2001 Paragraph 1274 (2) (b)

This is to certify that

VOTRAINT NO. 1609 PTY LIMITED

Australian Company Number 119 244 272

is a registered company under the Corporations Act 2001
and is taken to be registered in Victoria.

The company is limited by shares.

The company is a proprietary company.

The day of commencement of registration is
the twelfth day of April 2006.

Issued by the
Australian Securities and Investments Commission on this twenty-eighth day of March, 2007.

A delegate of the Australian Securities and Investments Commission